DISTRIBUTION PLAN
                                       OF
                          LEGG MASON INCOME TRUST, INC.


         WHEREAS, Legg Mason Income Trust, Inc. (the "Corporation") intends to engage in business as a series type, open-end management investment company and has filed a Registration Statement with the Securities and Exchange Commission for the purpose of registering as such under the Investment Company Act of 1940, as amended (the "1940 Act") and intends to offer for public sale distinct series of shares of common stock ("Series"), each corresponding to a distinct portfolio; and

         WHEREAS, the Corporation desires to adopt a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act and the Board of Directors has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Corporation and its shareholders; and

         WHEREAS, the Corporation intends to employ Legg Mason Wood Walker, Incorporated ("Legg Mason") as underwriter of the shares of each of the Series;

         NOW, THEREFORE, the Corporation hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the 1940 Act of the following terms and conditions:

         1. Each Series shall pay to Legg Mason a distribution fee for expenses related to distribution of its shares at the rate of 0.5% per annum of the Series' average daily net assets, such fee to be calculated daily and paid monthly.

         2. The amount set forth in paragraph 1 of this Plan shall be paid for Legg Mason's services as underwriter of the shares of each Series in accordance with an Underwriting Agreement between Legg Mason and the Corporation and may be spent by Legg Mason on any activities or expenses related to the sale of the Series' shares, including, but not limited to, commissions and other compensation to persons who engage in or support distribution of shares, printing of prospectuses and reports for other than existing shareholders, advertising, preparation and distribution of sales literature, and overhead, travel and telephone expenses.

         3. This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Corporation.

         4. This Plan shall not take effect with respect to any Series until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those directors who are not "interested persons" of the Corporation, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan an such related agreements.

         5. This Plan shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.


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         6. Any person  authorized to direct the  disposition  of monies paid or payable by any Series pursuant to this Plan or any related agreement shall provide to the Corporation's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         7. This Plan may be terminated with respect to any Series at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of that Series.

         8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for initial approval in paragraph 4 hereof.

         9. While this Plan is in effect, the selection and nomination of directors who are not interested persons of the Corporation, as defined in the 1940 Act, shall be committed to the discretion of the directors who are themselves not interested persons.

         10. The Corporation shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan as of the day and year set forth below:

Date:    June 19, 1987                 LEGG MASON INCOME TRUST, INC.

Attest:                                By: /s/John F.  Curley, Jr.

/s/ Mary C.  Curry